EXHIBIT 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES FILING OF FORM 10-Q/A

West Chester, PA, September 1, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, announced that it has filed an amendment to its form 10-Q for the quarter ended March 31, 2004 to reflect a charge for a non-cash expense item in the amount of $161,000 to expense the unamortized amount of original issue discount related to the refinancing of its subordinated debt in February of this year. This non-cash expense item does not affect reported revenue or cash flow, but decreases net income for the quarter by $100,000 or 10.3%. The original issue discount was created when the Company initially issued its subordinated debt in 1998 and the Company issued a warrant to the debt holder. At the time of issuance, the original issue discount was scheduled to be amortized over the life of the subordinated debt.

In February, 2004 the Company refinanced its subordinated debt and believed that the amortization period for the unamortized portion of the original issue discount would not change because the warrant remained outstanding. The Company’s independent registered public accounting firm reviewed the interim financial statement included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004. In connection with the independent registered public accounting firm’s audit of the Company’s financial statements for the year ended July 3, 2004, they communicated to the Company that this treatment, which they had previously reviewed, was not correct, and instead the remaining unamortized original issue discount amount should have been expensed at the time of refinancing the subordinated debt.

Nobel Learning Communities, Inc. operates schools in 13 states, consisting of private schools and charter schools, pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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